UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   John S. Hamlin
   One Dell Way
   TX, Round Rock 78682-2244
2. Date of Event Requiring Statement (Month/Day/Year)
   1/21/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, US Consumer Business
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |50739 1               |D               |                                               |
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Common Stock                               |801                   |I               |Employer 401(k)                                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|2        |9/5/2012 |Common Stock           |200000   |$25.45    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|3        |3/7/2012 |Common Stock           |200000   |$27.64    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|4        |6/18/2011|Common Stock           |400000   |$24.09    |D            |                           |
n                       |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|5        |2/12/2011|Common Stock           |120000   |$22.94    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|6        |9/6/2011 |Common Stock           |120000   |$22.10    |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|7        |7/17/2008|Common Stock           |6352     |$28.899   |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|8        |8/22/2010|Common Stock           |150000   |$37.5938  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|9        |10/13/200|Common Stock           |27168    |$44.75    |D            |                           |
n                       |         |9        |                       |         |          |             |                           |
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Nonqualified Stock Optio|10       |9/23/2009|Common Stock           |15870    |$44.6875  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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Nonqualified Stock Optio|11       |8/7/2000 |Common Stock           |150000   |$42.4063  |D            |                           |
ns                      |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Represents 10,739 shares held free of restrictions and 40,000 shares of restricted stock scheduled to vest as follows: 10,000 shares on 6/18 of each year from 2003 through 2006.
2. Exercisable according to the following schedule: 40,000 shares on 9/5 of each year from 2003 through 2007.
3. Exercisable according to the following schedule: 40,000 shares on 3/7 of each year from 2003 through 2007.
4. Exercisable according to the following schedule: 100,000 shares on 6/18 of each year from 2003 through 2006.
5. Exercisable according to the following schedule: 30,000 shares on 2/12 of each year from 2003 through 2006.
6. Exercisable according to the following schedule: 30,000 shares on 9/6 of each year from 2003 through 2006.
7. Exercisable according tothe following schedule: 4,764 shares currently exercisable and 1,588 shares on 7/17/2003.
8. Exercisable according to the following schedule: 60,000 shares currently exercisable and 30,000 shares on 8/22 of each year from 2003 through 2005.
9. Exercisable according to the following schedule: 16,300 shares currently exercisable and 5,434 on 10/13/2003 and 10/13/2004.
10. Exercisable according to the following schedule: 9,522 shares currently exercisable and 3,174 on 9/23/2003 and 9/23/2004.
11. Exercisable according to the following schedule: 60,000 shares currently exercisable and 30,000 shares on 8/7 of each year from 2003 through 2005. SIGNATURE OF REPORTING PERSON
John S. Hamlin
Thomas H. Welch, Attorney-in-Fact    (Copy of Power of Attorney Attached)